UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                 Commission File Number 0-10213
                 ------------------------------

                    FAST FOOD OPERATORS, INC.
                    -------------------------
     (Exact name of registrant as specified in its charter)
     ------------------------------------------------------
    42-40 Bell Boulevard, Suite 200, Bayside, New York 11361
    --------------------------------------------------------
                  (Address, including zip code
          of registrant's principal executive offices)
          ---------------------------------------------
                         (718) 229-1113
      (Registrant's telephone number, including area code)
      ----------------------------------------------------

                  Common Stock, $.01 par value
                  ----------------------------
    (Title of each class of securities covered by this Form)

                              None
                  -----------------------------
Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   /X/     Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(1)(ii)  / /     Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(i)   / /     Rule 12h-3(b)(2)(ii)   / /
     Rule 12g-4(a)(2)(ii)  / /     Rule 15d-6             / /
     Rule 12h-3(b)(1)(i)   /X/

     Approximate number of holders or record as of the
     certification or notice date:  0

     Pursuant to the requirements of the Securities Exchange Act of 1934, FAST FOOD OPERATORS, INC. has caused this certification/ notice on its behalf by the undersigned duly authorized person.


DATE:    March 25, 1999            BY:  /s/ Lewis E. Topper
         --------------------------------------------------
                                        Lewis E. Topper,
                                        President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange Act of 1934.